As filed with the Securities and Exchange Commission on July 20, 2020

Registration No. 333-239542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Montrose Environmental Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	8999	46-4195044
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Park Plaza, Suite 1000

Irvine, CA 92614

(949) 988-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vijay Manthripragada

President and Chief Executive Officer

Montrose Environmental Group, Inc.

1 Park Plaza, Suite 1000

Irvine, CA 92614

(949) 988-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter W. Wardle Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 (213) 229-7242	Nasym Afsari General Counsel Montrose Environmental Group, Inc. 1 Park Plaza, Suite 1000 Irvine, CA 92614 (949) 988-3500	Rezwan D. Pavri Michael E. Coke Katherine H. Ku Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.000004 par value per share	11,500,000	$17.00	$195,500,000	$25,376

(1)	Includes 1,500,000 shares of common stock that the underwriters have the option to purchase. See “Underwriting.”

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) of the Securities Act of 1933, as amended.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to this registration statement is being filed solely to file the exhibit filed herewith. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the FINRA fee and the stock exchange listing fee are estimated.

SEC Registration Fee	$25,376
FINRA Filing Fee	29,825
NYSE Listing Fee	150,000
Printing and Engraving Costs	525,000
Legal Fees and Expenses	1,750,000
Accounting Fees and Expenses	1,200,000
Transfer Agent and Registrar Fees and Expenses	25,000
Miscellaneous Expenses	100,000

Total	$3,805,201

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director. Our amended and restated bylaws will provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of our company or was serving at the request of our company as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by us to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement on Form S-1 will provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sale of Unregistered Securities.

We have not sold any securities, registered or otherwise, within the past three years, except:

•

On July 31, 2017, the Company issued an aggregate of 2,024 shares (or 50,600 shares after adjusting for our 25:1 stock split in December 2017) of common stock to two investors at an aggregate purchase price of $574,816. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On July 31, 2017, the Company issued an aggregate of 879 shares (or 21,975 shares after adjusting for our 25:1 stock split in December 2017) of common stock to one investor at an aggregate purchase price of $249,636. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On October 3, 2017, the Company issued an aggregate of 733 shares (or 18,325 shares after adjusting for our 25:1 stock split in December 2017) of common stock to three investors at an aggregate purchase price of $249,953. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On October 31, 2017, the Company issued an aggregate of 3,274 shares (or 81,850 shares after adjusting for our 25:1 stock split in December 2017) of common stock to one investor at an aggregate purchase price of $1,181,914. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On December 22, 2017, the Company issued an aggregate of 16,620 shares of common stock to one investor at an aggregate purchase price of $239,993. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On January 31, 2018, the Company issued an aggregate of 52,857 shares of common stock to twelve investors at an aggregate purchase price of $924,998. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On February 9, 2018, the Company issued an aggregate of 35,050 shares of common stock to three investors at an aggregate purchase price of $630,900. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On April 2, 2018, the Company issued an aggregate of 24,166 shares of common stock to two investors at an aggregate purchase price of $434,988. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On October 19, 2018, the Company issued an aggregate of 12,000 shares of Series A-1 preferred stock and a warrant to purchase 534,240 shares of common stock to an accredited investor at an aggregate purchase price of $120.0 million. The issuance of the Series A-1 preferred stock and the warrant to purchase common stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On November 9, 2018, the Company issued an aggregate of 85,201 shares of common stock to one investor at an aggregate purchase price of $2,027,784. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On November 30, 2018, the Company issued an aggregate of 67,308 shares of common stock to four investors at an aggregate purchase price of $1,615,392. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•	On April 30, 2019, the Company issued an aggregate of 125,031 shares of common stock to six investors at an aggregate purchase price of $3,363,333. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On July 31, 2019, the Company issued an aggregate of 25,408 shares of common stock to five investors at an aggregate purchase price of $683,475. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

Between October 31, 2019 and November 8, 2019, the Company issued an aggregate of 42,415 shares of common stock to nine investors at an aggregate purchase price of $1,340,314. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On April 13, 2020, the Company issued an aggregate of 17,500 shares of Series A-2 preferred stock with a par value of $0.0001 per share and a detachable warrant to purchase up to 1,351,960 shares of the Company’s common stock with a 10-year life, in exchange for $175.0 million. The issuance of the Series A-2 preferred stock and the warrant to purchase common stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On April 13, 2020, the Company issued an aggregate of 791,139 shares of common stock to an accredited investor as consideration for the acquisition of The Center for Toxicology and Environmental Health, L.L.C. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and Financial Data Schedules.

(a) Exhibit Index

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedule

None. Financial statement schedules have been omitted because the information called for is not required or is shown either in the audited consolidated financial statements or in the notes thereto included elsewhere in this registration statement on Form S-1.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement.

2.1**	Membership Interest Purchase Agreement among CTEH Holdings, LLC, Montrose Planning & Permitting, LLC, Montrose Environmental Group, Inc., The Center for Toxicology and Environmental Health, L.L.C. and the Seller Indemnifying members dated March 28, 2020.

3.1**	Certificate of Incorporation of the Registrant.

3.2**	Certificate of Amendment of Certificate of Incorporation of the Registrant dated December 6, 2017.

3.3**	Certificate of Amendment of Certificate of Incorporation of the Registrant dated April 13, 2020.

3.4**	Amended and Restated Certificate of Designation of Cumulative Series A-1 Preferred Stock.

3.5**	Certificate of Designation of Cumulative Series A-2 Preferred Stock.

3.6**	Bylaws of the Registrant.

3.7**	Amended and Restated Certificate of Incorporation of the Registrant to be adopted.

3.8**	Amended and Restated Bylaws of the Registrant to be adopted.

4.1**	Third Amended and Restated Investor Rights Agreement dated April 13, 2020 by and among Montrose Environmental Group, Inc., OCM Montrose Holdings, L.P., OCM Montrose II Holdings, L.P. and the common stockholders party thereto.

4.2**

Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated April 13, 2020, by and among Montrose Environmental Group, Inc., OCM Montrose Holdings, L.P., OCM Montrose II Holdings, L.P. and the common stockholders party thereto.

4.3**

Third Amended and Restated Voting and Drag Along Agreement dated April 13, 2020 by and among Montrose Environmental Group, Inc., OCM Montrose Holdings, L.P., OCM Montrose II Holdings, L.P. and the common stockholders party thereto.

4.4**	Form of Stock Purchase Warrant.

4.5**	Stock Purchase Warrant issued to OCM Montrose Holdings, L.P. dated October 19, 2018.

4.6**	Stock Purchase Warrant issued to OCM Montrose II Holdings, L.P. dated April 13, 2020.

5.1**	Opinion of Gibson, Dunn & Crutcher LLP.

10.1#**	Form of Indemnification Agreement entered into with Directors and Executive Officers.

10.2**	Fifth Amended and Restated Credit Facility dated July 24, 2019 with Bank of America, N.A. as administrative agent and the lenders party thereto.

10.3**	Revolving Commitment Increase Agreement, dated as of October 22, 2019, by and among Montrose Environmental Group, Inc., as the parent borrower, 1203524 B.C. Ltd., as the Canadian Borrower, the Guarantors, Bank of the West, and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer.

10.4**

Credit Agreement dated as of April  13, 2020 by and among Montrose Environmental Group, Inc., as the parent borrower, 1203524 B.C. Ltd., as the Canadian borrower, certain subsidiaries of the parent borrower, as the guarantors, Capital One, National Association, as administrative agent, revolver agent, swing line lender and L/C issuer, and the lenders party thereto.

10.5#**	Offer Letter by and between Montrose Environmental Group, Inc. and Vijay Manthripragada, dated July 13, 2015.

10.6#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Vijay Manthripragada, dated June 23, 2016.

10.7#**	Offer Letter by and between Montrose Environmental Group, Inc. and Allan Dicks, dated August 8, 2016.

Exhibit No.	Description of Exhibit

10.8#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Allan Dicks, dated August 8, 2016.

10.9#**	Offer Letter by and between Montrose Environmental Group, Inc. and Nasym Afsari, dated October 14, 2014.

10.10#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Nasym Afsari, dated June 23, 2016.

10.11#**	Amendment to the Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Nasym Afsari, dated September 14, 2017.

10.12#**	Offer Letter by and between Montrose Environmental Group, Inc. and Joshua M. LeMaire, dated July 2, 2015.

10.13#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Joshua M. LeMaire, dated June 23, 2016.

10.14#**	Offer Letter by and between Montrose Environmental Group, Inc. and Jose M. Revuelta, dated March 4, 2014.

10.15#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Jose M. Revuelta, dated June 23, 2016.

10.16#**	Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.17#**	Amendment No. 1 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.18#**	Amendment No. 2 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.19#**	Amendment No. 3 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.20#**	Amendment No. 4 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.21#**	Amendment No. 5 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.22#**	Amendment No. 6 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.23#**	Amendment No. 7 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.24#**	Amendment No. 8 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.25#**	Form of Option Award Agreement under the Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.26#**	Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan.

10.27#**	Form of Grant Notice and Standard Terms and Conditions for Stock Options under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan.

10.28#**	Form of Grant Notice and Standard Terms and Conditions for Restricted Stock under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan.

Exhibit No.	Description of Exhibit

10.29#**	Form of Confidential Information, Non-Solicitation and Non-Compete Agreement (California).

10.30#**	Form of Confidential Information, Non-Solicitation and Non-Compete Agreement (Ohio).

10.31#**	Montrose Environmental Group, Inc. Executive Severance Policy.

21.1**	Subsidiaries of the Registrant.

23.1**	Consent of Deloitte & Touche LLP.

23.2**	Consent of DiCicco, Gulman & Company LLP.

23.3**	Consent of HoganTaylor LLP.

23.4**	Consent of Gibson, Dunn & Crutcher LLP (to be included in Exhibit 5.1).

23.5**	Consent of Environmental Business International, Inc.

24.1**	Powers of Attorney (included on the signature page to the initial filing of this registration statement).

**	Previously filed.

#	Denotes management compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California, on July 20, 2020.

Montrose Environmental Group, Inc.

By:	/s/ Vijay Manthripragada
Name: Vijay Manthripragada
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities and on the date indicated.

/s/ Vijay Manthripragada Vijay Manthripragada	President, Chief Executive Officer and Director (Principal Executive Officer)	July 20, 2020

* Allan Dicks	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	July 20, 2020

* J. Miguel Fernandez de Castro	Director	July 20, 2020

* Peter M. Graham	Director	July 20, 2020

* Brook Hinchman	Director	July 20, 2020

* Richard E. Perlman	Director	July 20, 2020

* J. Thomas Presby	Director	July 20, 2020

* James K. Price	Director	July 20, 2020

* Robin Newmark	Director	July 20, 2020

* Peter Jonna	Director	July 20, 2020

*By:	/s/Vijay Manthripragada
	Name:	Vijay Manthripragada
	Title:	Attorney-in-Fact